Exhibit 10.1

August 30, 2022

Edward L. Doheny II

Dear Ted,

This letter agreement (the “Letter Agreement”) amends certain provisions in the letter agreement between you and Sealed Air Corporation (the “Company,” “we” or “us”) dated September 5, 2017 regarding your initial employment by the Company starting on September 18, 2017, as amended by the letter agreement dated December 10, 2020 (collectively, the “Current Agreement”). Capitalized terms not otherwise defined in this Letter Agreement are as defined in the Current Agreement.

1.Term. The Current Agreement provides for an Initial Term scheduled to end on September 18, 2022 and annual one-year renewal terms thereafter. In accordance with this Letter Agreement, the Term is extended to December 31, 2027. If your employment with the Company continues after December 31, 2027, it shall be on an “at will” basis without further one-year renewal periods. As provided in the Current Agreement, your employment may be ended as follows: (i) the Term will end automatically upon your death or Disability; (ii) the Term will end upon your voluntary termination of employment without Good Reason provided that you give the Company at least 90 days prior written notice; (iii) the Term will end upon your voluntary termination of employment with Good Reason, subject to the notice and cure requirements included in the definition of Good Reason; (iv) the Term will end immediately upon the Company’s termination of your employment for Cause; and (v) the Term will end upon the Company’s termination of your employment without Cause provided that the Company gives you at least 90 days prior written notice.
2.Special Retirement Provisions for Equity Awards. The following special retirement provisions shall apply to any awards you receive under the Company’s 2014 Omnibus Incentive Plan (or any successor plan) from and after the date of this Letter Agreement (the “Covered Equity Awards”), except to the extent that the awards have more favorable vesting provisions for you:
•If your employment with the Company ends at any time on or after the “Earliest Retirement Date” (as defined below) other than by reason of your death or Disability and other than a termination that was, or could have been, by the Company for Cause, then any outstanding Covered Equity Awards will continue to vest in accordance with their original vesting schedule without any pro rata adjustment for the period of service completed but subject to any applicable performance conditions.
•Payment per the original vesting schedule following retirement is conditioned on your compliance with the covenants set forth in Section 6 of the Current Agreement. In addition, the Company may condition such continued vesting on your providing the Company with a release of claims substantially in the form attached as Exhibit D to the Current Agreement.
•For purposes of this Letter Agreement, “Earliest Retirement Date” means the earlier of (i) December 31, 2027, or (ii) the date determined by the Board, not before December 31, 2025, if (A) a successor Chief Executive Officer has been identified by the Board, and (B) the Board determines that you have appropriately supported and cooperated with the succession planning process.
•These special retirement provisions that apply to Covered Equity Awards from and after the Earliest Retirement Date are in lieu of any non-change in control cash severance benefits from and after that date. Accordingly, if you experience a Qualifying Termination (as defined in the Current Agreement) on or after the Earliest Retirement Date and other than on or within 24 months after a Change in Control (as defined in the Current Agreement), then upon such Qualifying Termination, (i) you shall be eligible for the special retirement provisions related to the Covered Equity Awards as described above, and (ii) you shall not be entitled to receive the cash severance benefits described under “Severance Not in Connection with a Change in Control” in Section 5 of the Current Agreement (or cash severance under any other plan or arrangement of the Company, including the Company’s Executive Severance Plan). For avoidance of doubt, Section 5 of the Current Agreement will continue to apply without modification for any Qualifying Termination that occurs before the Earliest Retirement Date, and nothing herein shall be deemed to modify the terms of Section 5 under the heading “Severance in Connection with a Change in Control.”
3.Loss on Sale of Home. The Current Agreement provides that you will be eligible for reimbursement for 100% of the loss on sale of your home in Milwaukee, WI, capped at $300,000, should you choose to sell that home by September 18, 2022. As further consideration for this Letter Agreement, this benefit will be extended by one year, so that it will apply to any sale of your home by September 18, 2023. You will continue to be eligible for reimbursement of documented, reasonable expenses associated with moving furnishings and similar expenses associated with the sale of your home.

Except as described above, the Current Agreement otherwise remains in effect.

Please indicate your agreement with this Letter Agreement by signing the enclosed copy of this Letter Agreement and returning it to Henry’s attention. Please let us know if you have any questions.

Sincerely,

/s/ Henry R. Keizer                /s/ Françoise Colpron
Henry R. Keizer                    Françoise Colpron
Chairman of the Board of Directors        Chairman of the Organization & Compensation
Committee

Accepted and Agreed to:

/s/ Edward L. Doheny II
Edward L. Doheny II
Date: August 30, 2022